Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports First Quarter Fiscal 2013 Results

  Consolidated Comparable Store Sales Increase 10.4%
  Consolidated Net Retail Sales Increase 8.0% with 24 Fewer Stores than Last Year
  Net Income of $13,000 versus Net Loss of $1.0 Million Last Year

ST. LOUIS--(BUSINESS WIRE)--May 2, 2013--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer, today reported results for the 2013 first quarter ended March 30, 2013.

First Quarter 2013 Highlights:

  Consolidated net retail sales were $102.9 million with 24 fewer stores compared to $95.2 million in the 2012 first quarter, an increase of 8.0%, excluding the impact of foreign exchange;
  Consolidated comparable store sales increased 10.4% and included a 10.6% increase in North America and a 9.7% increase in Europe;
  Consolidated e-commerce sales rose 7.0%, excluding the impact of foreign exchange;
  Net income of $13,000, or $0.00 per diluted share, improved from a net loss of $1.0 million, or $0.06 per share in the 2012 first quarter; and
  Adjusted net income was $2.3 million, or $0.14 per diluted share, compared to an adjusted net loss of $0.5 million, or $0.03 per share in the 2012 first quarter. (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss))

Maxine Clark, Build-A-Bear Workshop’s Chief Executive Bear commented, “We have had a strong start to the year with a double digit increase in consolidated comparable store sales, growth in e-commerce and a return to profitability in the first quarter. Our positive trend has continued into the second quarter with year-to-date through April consolidated comps up 10.1%, which normalizes the change in the timing of Easter.

“We remain intently focused on our objectives including refreshing stores in our updated design, right sizing our store base and adjusting our marketing messaging to emphasize our brand experience. Our first six remodeled stores continue to have strong average sales increases of 25% and we expect to remodel approximately 25 additional stores in the new design in 2013. In the quarter, we closed 18 stores and transferred over 20% of those sales to other stores in the same markets. Our brand messaging is working, driving traffic and engaging both existing and new guests with our brand. We continue to have a strong balance sheet with $41 million in cash and no debt,” Ms. Clark concluded.

Additional Operating Highlights

  Total revenues were $104.3 million with 24 fewer stores compared to $96.4 million in the fiscal 2012 first quarter, an increase of 8.5%, excluding the impact of foreign exchange;
  Retail gross margin improved to 41.5% from 39.9% in the 2012 first quarter. This 160 basis point improvement was primarily driven by the leverage of fixed buying and occupancy costs on higher comparable store sales, which more than offset the impact of higher product costs; and
  Selling, general and administrative expenses totaled $43.7 million or 41.9% of total revenues and included incremental marketing and store closing expenses, as well as $1.8 million in management transition costs. This compares to $40.1 million, or 41.6% of total revenues in the fiscal 2012 first quarter.

Store Activity

During the quarter, the Company closed 18 stores to end the period with 333 company-owned stores – 273 in North America and 60 in Europe. (See Company-Owned Store Activity Schedule.) The Company’s international franchisees added one store, net of closures, finishing the fiscal 2013 first quarter with 92 stores in 14 countries.

The Company continues to expect to close an additional 30 to 45 stores in fiscal 2013 and 2014 to reach its optimal store count of 225 to 250 stores in North America. These select store closures are expected to transfer approximately 20% of sales to other stores in the same markets, which is consistent with the average transfer rate of the stores closed since 2011.

Balance Sheet

The Company ended the 2013 first quarter with a strong balance sheet and no borrowings under its revolving credit facility. As of March 30, 2013, cash and cash equivalents totaled $40.8 million, approximately half of which was domiciled outside the U.S. Total inventory at quarter end was $37.8 million. Inventory per square foot decreased 10.3%, as compared to the prior year period.

In 2013, the Company continues to expect capital expenditures to be approximately $20 to $25 million and depreciation and amortization is expected to be approximately $20 to $22 million.

Accomplishments Toward Long Term Objectives:

  Introduce a new store design – The Company operated six newly imagined stores which continued to drive significant sales increases, up an average of 25% in the first quarter. The Company is on track to remodel approximately 25 locations in this new store format in 2013 with an additional 20 to 25 locations planned in 2014.
  Improve store productivity and profitability –The Company has closed 28 stores since the beginning of 2012 transferring over 20% of those sales to other stores in the same markets. In addition, the Company reduced the square footage of 11 other stores since the beginning of 2012 by remodeling and moving them to smaller locations within the same malls.
  Increase shopping frequency – The Company reintroduced brand building TV advertising in its U.S. markets beginning in mid-October 2012 and rebalanced the mix of marketing in Europe to drive customer traffic, further engage existing guests and attract new guests to its stores. This contributed to a significant improvement in sales trend with comparable store sales increasing 10.6% in North America and 9.7% in Europe in the first quarter of 2013.
  Reinforce Build-A-Bear Workshop as a top destination for gifts – The Company capitalized on its brand advertising to drive the gift of experience which led to a 30% increase in the issuance of gift cards at its stores on a consolidated basis during last year’s peak fourth quarter gifting period. This contributed to increased retail sales in the 2013 first quarter as the cards were redeemed. The Company gained momentum in the issuance of new gift cards in the first quarter with a 35% increase, positioning it for continued growth in redemptions throughout the balance of the fiscal year.
  Increase the Company’s global presence – The Company’s franchisees added one international location, net of closures and remain on track to open a total of 8 to 12 locations in fiscal 2013.
  Improve cost efficiencies –The Company expects to realize cost savings of $5 million to $10 million in fiscal 2013 which include expense reduction initiatives and savings from closed stores.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m ET.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on May 16, 2013. The telephone replay is available by calling (858) 384-5517. The access code is 412352.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, Mexico and South America. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at bearville.com®. The company was named to the FORTUNE 100 Best Companies to Work For® list for the fifth year in a row in 2013. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $380.9 million in fiscal 2012. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

Forward-Looking Statements

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 29, 2012, as filed with the SEC, and the following:

--	general global economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending;
--	customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores;
--	we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion;
--	our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic;
--	we may be unable to generate comparable store sales growth;
--	we may be unable to effectively operate or manage the overall portfolio of our company-owned stores;
--	we may not be able to operate our company-owned stores in the United Kingdom and Ireland profitably;
--	we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases;
--	the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation;
--	our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers;
--	we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team;
--	we are susceptible to disruption in our inventory flow due to our reliance on a few vendors;
--	high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability;
--	we may be unable to effectively manage our international franchises or laws relating to those franchises may change;
--	we may improperly obtain or be unable to adequately protect customer information in violation of privacy or security laws or customer expectations;
--	we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise;
--	we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations;
--	we may be unable to operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly;
--	our market share could be adversely affected by a significant, or increased, number of competitors;
--	we may fail to renew, register or otherwise protect our trademarks or other intellectual property;
--	poor global economic conditions could have a material adverse effect on our liquidity and capital resources;
--	we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights;
--	fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; and
--	we may be unable to repurchase shares of our common stock at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	March 30,	% of Total	March 31,	% of Total
	2013	Revenues (1)	2012	Revenues (1)
Revenues:
Net retail sales	$102,931	98.7	$95,200	98.8
Commercial revenue	473	0.5	376	0.4
Franchise fees	861	0.8	797	0.8
Total revenues	104,265	100.0	96,373	100.0
Costs and expenses:
Cost of merchandise sold	60,471	58.5	57,466	60.1
Selling, general and administrative	43,735	41.9	40,126	41.6
Interest expense (income), net	(51)	(0.0)	(86)	(0.1)
Total costs and expenses	104,155	99.9	97,506	101.2
Income (loss) before income taxes	110	0.1	(1,133)	(1.2)
Income tax expense (benefit)	97	0.1	(116)	(0.1)
Net income (loss)	$13	0.0	$(1,017)	(1.1)

Earnings (loss) per common share:
Basic	$0.00		$(0.06)
Diluted	$0.00		$(0.06)

Shares used in computing common per share amounts:
Basic	16,231,291		16,038,880
Diluted	16,231,291		16,038,880

(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	March 30,	December 29,	March 31,
	2013	2012	2012
ASSETS
Current assets:
Cash and cash equivalents	$40,826	$45,171	$33,501
Inventories	37,824	46,904	45,584
Receivables	5,804	9,428	4,170
Prepaid expenses and other current assets	13,168	14,216	15,926
Deferred tax assets	73	987	480
Total current assets	97,695	116,706	99,661

Property and equipment, net	68,048	71,459	74,771
Goodwill	-	-	33,423
Other intangible assets, net	617	633	728
Other assets, net	3,513	3,304	6,929
Total Assets	$169,873	$192,102	$215,512

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,918	$38,984	$22,741
Accrued expenses	8,698	11,570	7,296
Gift cards and customer deposits	27,439	30,849	25,221
Deferred revenue	5,017	4,800	5,431
Total current liabilities	67,072	86,203	60,689

Deferred franchise revenue	1,115	1,177	1,368
Deferred rent	19,068	20,843	22,728
Other liabilities	595	742	257

Stockholders' equity:
Common stock, par value $0.01 per share	171	171	174
Additional paid-in capital	66,318	66,112	65,168
Accumulated other comprehensive income	(9,016)	(7,683)	(7,689)
Retained earnings	24,550	24,537	72,817
Total stockholders' equity	82,023	83,137	130,470
Total Liabilities and Stockholders' Equity	$169,873	$192,102	$215,512

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

	13 Weeks	13 Weeks
	Ended	Ended
	March 30,	March 31,
	2013	2012

Other financial data:
Retail gross margin ($) (1)	$42,689	$38,011
Retail gross margin (%) (1)	41.5%	39.9%
E-commerce sales	$3,339	$3,125
Capital expenditures, net (2)	$3,807	$3,779
Depreciation and amortization	$4,916	$5,362

Store data (3):
Number of company-owned stores at end of period
North America - Traditional	267	288
North America - Non-traditional	6	11
Total North America	273	299
Europe	60	58
Total stores	333	357

Number of franchised stores at end of period	92	82

Company-owned store square footage at end of period
North America - Traditional	761,072	831,280
North America - Non-traditional	9,759	18,120
Total North America	770,831	849,400
Europe (4)	86,331	83,911
Total square footage	857,162	933,311

Comparable store sales change (%) (5)
North America	10.6%	3.6%
Europe	9.7%	(10.1)%
Consolidated	10.4%	1.2%
(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

* Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.
BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
(dollars in thousands, except share and per share data)

	13 Weeks	13 Weeks
	Ended	Ended
	March 30,	March 31,
	2013	2012
Net income (loss)	$13	$(1,017)

Management transition costs(1)	1,747	-
Store closing costs (2)	564	88
Losses from investment in affiliate(3)	-	475
Adjusted net income (loss)	$2,324	$(454)

	13 Weeks	13 Weeks
	Ended	Ended
	March 30,	March 31,
	2013	2012
Net income (loss)	$0.00	$(0.06)

Management transition costs(1)	0.10	-
Store closing expense(2)	0.04	0.00
Losses from investment in affiliate(3)	-	0.03
Adjusted net income (loss)	$0.14	$(0.03)
(1)

Represents management transition costs related to the retirement and replacement of the Chief Executive Bear.  Costs include severance, legal fees and benefits along with related taxes and executive search fees.

(2)	Represents the net impact related to the closing of stores, including asset impairment and disposal charges and severance costs along with adjustments to lease related liabilities.
(3)	Represents non-recurring charge related to the Company's investment in Ridemakerz.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Company-Owned Store Activity

	2013

	Thirteen Weeks				Fifty-two Weeks - Projected
	December 29,			March 30,	December 29,			December 28,
	2012	Opened	Closed	2013	2012	Opened	Closed	2013
North America
Traditional	283	-	(16)	267	283	3	(34)	252
Non-traditional	8	-	(2)	6	8	1	(2)	7
	291	-	(18)	273	291	4	(36)	259

Europe	60	-	-	60	60	-	(1)	59
Total	351	-	(18)	333	351	4	(37)	318

	2012

	Thirteen Weeks				Fifty-two Weeks
	December 31,			March 31,	December 31,			December 29,
	2011	Opened	Closed	2012	2011	Opened	Closed	2012
North America
Traditional	287	1	-	288	287	2	(6)	283
Non-traditional	11	1	(1)	11	11	1	(4)	8
	298	2	(1)	299	298	3	(10)	291

Europe	58	-	-	58	58	2	-	60
Total	356	2	(1)	357	356	5	(10)	351
The Company's long term store real estate goal is to bring its stores back to best in class productivity and profitability. Today, the Company believes that the optimal number of Build-A-Bear Workshop stores in North America is between 225 to 250 and 60 to70 in the United Kingdom and Ireland for a total of 285 to 320 stores. The Company currently expects to reach this level with the closure of 60 to 70 stores in fiscal 2012 through 2014, primarily in North America. Locations to close and the timing of the closures are subject to ongoing negotiations and overall economic considerations as market repositioning and optimization plans are continually reevaluated.

CONTACT:
Build-A-Bear Workshop
Investors: Tina Klocke, 314-423-8000 x5210
Media: Jill Saunders, 314.423.8000 x5293